Exhibit 99.2

N e w s R e l e a s e CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP

Prices Public Offering of Common Units

HOUSTON, TEXAS, March 19, 2013 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced today that it has priced its public offering of 4,500,000 common units representing limited partner interests at $23.90 per unit. Crestwood has granted the underwriters a 30-day option to purchase up to 675,000 additional common units.

Crestwood intends to use the net proceeds from the offering, including the proceeds from any exercise of the underwriters’ option to purchase additional common units, to reduce the indebtedness outstanding under its revolving credit facility and the Crestwood Marcellus Midstream LLC revolving credit facility, and for general partnership purposes. The amount repaid under Crestwood’s revolving credit facility may be reborrowed by Crestwood and used to fund both future acquisitions and growth capital expenditures.

Citigroup, Barclays, RBC Capital Markets and UBS Investment Bank are acting as joint book-running managers for the offering. Ladenburg Thalmann & Co. Inc. is acting as the co-manager for the offering.

The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the underwriters as follows:

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: (800) 831-9146

batprospectusdept@citi.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Email: Barclaysprospectus@broadridge.com

Phone: (888) 603-5847

RBC Capital Markets

Attn: Prospectus Department

3 World Financial Center

200 Vesey Street, 8th Floor

New York, New York 10281-8098

Toll-free number: (877) 822-4089

-more-

NEWS RELEASE

UBS Investment Bank

Attn: Prospectus Department

299 Park Avenue

New York, New York 10171

Toll-free number: (888) 827-7275

You may also obtain these documents for free when they are available by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Marcellus Shale in northern West Virginia, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico and the Haynesville/Bossier Shale in western Louisiana.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Crestwood believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Crestwood’s annual reports, quarterly reports and current reports filed with the SEC.

NEWS RELEASE

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

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